QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

LIST OF SUBSIDIARIES OF HAWAIIAN HOLDINGS, INC.

Hawaiian Airlines, Inc.

Hawaiian Gifts, LLC

Airline Contract Maintenance and Equipment, Inc.

QuickLinks

  Exhibit 21.1